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                             AMENDMENT AND WAIVER TO
                             SHARE RIGHTS AGREEMENT


         AMENDMENT AND WAIVER TO SHARE RIGHTS AGREEMENT, dated as of November 24, 1999 (this "Agreement"), between Baan Company N.V. ("Baan") and Fletcher International Limited ("Fletcher").

         WHEREAS, Baan and Fletcher are parties to that certain Share Rights Agreement dated as of December 31, 1998 (the "Share Rights Agreement"); and

         WHEREAS, Baan and Fletcher wish to amend and waive the Share Rights Agreement in certain respects, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

         1.       DEFINITIONS.   Capitalized terms used without definition in
this Agreement have the same meaning set forth for such terms in the Share Rights Agreement.

         2. AMENDMENTS. The Share Rights Agreement is hereby amended as follows:

                  (a) The first sentence of the second paragraph of Section 1.a. is amended and restated in its entirety to read as follows:

                  "Aggregate Dollar Value" means the amount specified by Fletcher in the applicable Initial Investment Notice as the "Specified Amount" (the "Specified Amount"), plus any adjustment pursuant to Section 3.A.a. hereof; and

                  (b) The last paragraph of Section 1.a. is amended and restated in its entirety to read as follows:

                  "Share Price" means as to any Initial Investment Issuance Date
         (A) the Average Price (as defined below) minus (B) an amount equal to the Average Price multiplied by 8.5% per annum (pro rata for partial years) from the Initial Closing Date through and including that Initial Investment Issuance Date. The "Average Price" means the lowest of (I) the average of
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         the daily volume-weighted average prices as reported by Bloomberg, L.P.
         on Nasdaq for the 30-Trading Day period ending and excluding 5 Trading Days immediately prior to the date an Initial Investment Notice is delivered (the "Initial Pricing Period"), (II) the average of the daily volume-weighted average prices as reported by Bloomberg, L.P. on Nasdaq of the first 5 Trading Days of the Initial Pricing Period and (III)
         105% of the closing price of the Common Shares as reported by Bloomberg, L.P. on Nasdaq for the Trading Day immediately prior to the date on which the Initial Investment Notice is delivered, provided that the Average Price shall not in any event be greater than $16.00 per share.

                  (c) The first sentence of Section 1.b. is amended to replace the reference to "$75,000,000" with "$175,000,000".

                  (d) The first sentence of Section 1.c. is amended to replace the reference to "$75,000,000" with "$175,000,000".

                  (e) The second sentence of Section 1.d. is amended to replace the reference to "$75,000,000" with "$175,000,000".

                  (f) The first sentence of the second paragraph of Section 1.d. is amended and restated in its entirety to read as follows:

                  "Additional Aggregate Dollar Value" means the amount specified by Fletcher in the applicable Additional Investment Notice as the "Additional Specified Amount" (the "Additional Specified Amount"), plus any adjustment pursuant to Section 3.A.a. hereof.

                  (g) The last paragraph of Section 1.d. is amended and restated in its entirety to read as follows:

                  "Additional Share Price" means as to any Additional Investment Issuance Date (A) the Additional Average Price (as defined below) minus
         (B) an amount equal to the Additional Average Price multiplied by 8.5% per annum (pro rata for partial years) from the corresponding Rights Closing Date through and including that Additional Investment Issuance Date. The "Additional Average Price" means the lowest of (I) the average of the daily volume-weighted average prices as reported by Bloomberg, L.P. on Nasdaq for the 30-Trading Day period ending and excluding 5 Trading Days immediately prior to the date an Additional Investment Notice is delivered
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         (the "Additional Pricing Period"), (II) the average of the daily volume-weighted average prices as reported by Bloomberg, L.P. on Nasdaq of the first 5 Trading Days of the Additional Pricing Period and (III) 105% of the closing price of the Common Shares as reported by Bloomberg, L.P. on Nasdaq for the Trading Day immediately prior to the date on which the Additional Investment Notice is delivered, provided that the Additional Average Price shall not in any event be greater than (a) $18.00 per share in the case of the last $100 million in Baan Rights and the last $100 million in Fletcher Rights exercised and (b) $16.00 per share in all other cases.

                  (h) Section 2.B. is amended by adding the following subsection
c. thereto:

                           c. Legal Opinion. Baan shall deliver to Fletcher an opinion of Stibbe Simont Monahan Duhot, or other Dutch counsel reasonably satisfactory to Fletcher, dated the date of delivery, substantially in the form attached hereto as Annex H.

                  (i) Section 2.D. is amended by adding the following subsection
c. thereto:

                           c. Legal Opinion. Baan shall deliver to Fletcher an opinion of Stibbe Simont Monahan Duhot, or other Dutch counsel reasonably satisfactory to Fletcher, dated the date of delivery, substantially in the form attached hereto as Annex H.

                  (j) The last sentence of Section 3.A.a. is amended and replaced in its entirety with the following:

         If (i) the Registration Statement has not been declared effective by June 30, 1999 or (ii) if declared effective, the Registration Requirement is not satisfied at all times (except for Blackout Periods permitted by Section 3.A.e.) from the effective date until the earlier to occur of the events specified in Section 3.A.b.(i)(A), (B) and (C) hereof (a "Lapse"), then the Aggregate Dollar Value and Additional Aggregate Dollar Value for purposes of Section 1 hereof shall be permanently increased, on a compounded basis, by (x) 2.5% for each month (or portion thereof) during the period following June 30, 1999 and ending on and including December 31, 1999 that such Registration Statement shall not have been declared effective or, if declared effective, for each month (or portion thereof) during which a Lapse exists and (y) 0.5% for each
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         month (or portion thereof) following April 1, 2000 that such
         Registration Statement shall not have been declared effective or, if declared effective, for each month (or portion thereof) during which a Lapse exists; provided, however, that the adjustment in (y) shall not apply with respect to a calendar month if at all times during such month (1) all Common Shares held by Fletcher and issuable under this Agreement are freely tradable on the AEX (other than at times during trading halts or suspensions on the Common Shares imposed by the AEX or the Dutch Securities Board); and (2) Baan shall have delivered the opinions required by Sections 2.B.c., 2.D.c. and the second sentence of
         Section 9.b., as applicable, on all Initial Investment Issuance Dates, all Additional Investment Issuance Dates, the Initial Closing Date and all Rights Closing Dates, except for such dates occurring before November 15, 1999; and (3) the trading volume of Common Shares on the AEX exceeds 20,000,000 shares in the aggregate for such month. The increases in (x) and (y) above shall be compounded monthly and shall:

                                    (a) begin to accrue on the Aggregate Dollar
                  Value as of June 30, 1999 and shall cease to accrue on the Aggregate Dollar Value to the extent that, and on and including each date that, Initial Common Shares are issued pursuant to a corresponding Initial Investment Notice, and

                                    (b) begin to accrue on the Additional
                  Aggregate Dollar Value as it relates to any Right, as of the corresponding Rights Closing Date, and shall cease to accrue on the Additional Aggregate Dollar Value to the extent that, and on and including each date that, Additional Common Shares are issued pursuant to a corresponding Additional Investment Notice.

         No remedy prescribed by this paragraph shall be deemed to be liquidated damages or to limit the other remedies available to Fletcher pursuant to Section 12 or Section 13 hereof or otherwise.

                  (k) The second sentence of Section 3.B.d. is amended to replace:

                                    (i) the reference to "Initially" with "As of
                  November 24, 1999"; and

                                    (ii) the reference to "18,439,768" with
                  "21,085,501"; and
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                  (l) The third sentence of Section 3.B.d. is amended to replace the the reference to "The "Exercisable Number" is initially zero" with "As of November 24, 1999, the "Exercisable Number" is zero".

                  (m) Section 9.b. is amended and restated in its entirety to read as follows:

         On the Initial Closing Date and each Rights Closing Date, Baan shall have delivered to Fletcher an opinion of DeBrauw Blackstone Westbroek (in the case of the Initial Closing Date) or Stibbe Simont Monahan Duhot or other Dutch counsel reasonably satisfactory to Fletcher (in the case of each Rights Closing Date), in a form reasonably satisfactory to Fletcher, dated the date of delivery, which shall confirm in substance the matters covered in paragraphs (a), (b), (c),
         (d), (e), (f), and (h) (as it relates to the AEX) of Section 3 hereof. On each Rights Closing Date, Baan shall also have delivered to Fletcher an opinion of Stibbe Simont Monahan Duhot or other Dutch counsel reasonably satisfactory to Fletcher, dated the date of delivery, substantially in the form attached hereto as Annex H.

                  (n) Annex H attached hereto shall be appended to the Share Rights Agreement as Annex H to the Share Rights Agreement.

         3. EXERCISE OF BAAN RIGHTS. Baan hereby gives notice (which the parties agree shall be deemed to constitute a "Baan Notice" for purposes of the Share Rights Agreement), and Fletcher hereby acknowledges, that, after giving effect to this Agreement, Baan has elected to exercise its Baan Rights in part (the "First Exercise") at an Additional Issuance Price of US$50 million on December 3, 1999 or such other date that, by mutual agreement of Baan and Fletcher, the First Exercise closes (such closing date, the "First Exercise Date") and in part (the "Second Exercise") at an Additional Issuance Price of US$60 million on December 30, 1999 or such other date that, by mutual agreement of Baan and Fletcher, the Second Exercise closes (such closing date, the "Second Exercise Date"). Each of the First Exercise Date and the Second Exercise Date shall be deemed a Rights Closing Date. In connection with the First Exercise and the Second Exercise, Fletcher hereby agrees as follows:

                  (a) Solely in connection with the First Exercise, and subject to Section 3(b) of this Agreement, Fletcher hereby agrees to waive on the First Exercise Date:
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                                    (i) the requirement in the third sentence of
                  Section 1.b of the Share Rights Agreement that a Baan Exercise Date occur thirty-five Trading Days following delivery of a Baan Notice and hereby agrees with Baan that the First
                  Exercise may instead occur on the First Exercise Date; and

                                    (ii) the conditions to exercise of Baan
                  Rights specified in clauses (ii) and (vii) of the last sentence of Section 1.b. of the Share Rights Agreement.

                  (b) The waivers specified in Section 3(a) of this Agreement shall become effective on the First Exercise Date upon satisfaction of the following condition:

                                    (i) except as otherwise provided in Section
                  3(a) of this Agreement, Baan shall have satisfied each of the conditions precedent set forth in Section 9 of the Share Rights Agreement (as amended by this Agreement) in connection with the Baan Exercise; and

                  (c) Solely in connection with the Second Exercise, and subject to Section 3(d) of this Agreement, Fletcher hereby agrees to waive on the Second Exercise Date:

                                    (i) the requirement in the third sentence of
                  Section 1.b of the Share Rights Agreement that a Baan Exercise Date occur thirty-five Trading Days following delivery of a Baan Notice and hereby agrees with Baan that the Second Exercise may instead occur on the Second Exercise Date; and

                                    (ii) the conditions to exercise of Baan
                  Rights specified in clauses (ii) and (vii) of the last sentence of Section 1.b. of the Share Rights Agreement.

                  (d) The waivers specified in Section 3(c) of this Agreement shall become effective on the Second Exercise Date upon satisfaction of the following conditions:
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                                    (i) except as otherwise provided in Section
                  3(c) of this Agreement, Baan shall have satisfied each of the conditions precedent set forth in Section 9 of the Share Rights Agreement (as amended by this Agreement) in connection with the Baan Exercise;

                                    (ii) the closing price of the Common Shares
                  as reported by Bloomberg, L.P. on Nasdaq for each of the three Trading Days immediately prior to the Second Exercise Date must exceed $9.00 per share, as certified in writing on the Second Exercise Date by an executive officer of Baan; and

         4. REPRESENTATIONS AND WARRANTIES OF BAAN. Baan represents and warrants that:

                  (a) Subject only to receipt of the Baan Board Consent specified in Section 6 of this Agreement on or before 2:00 p.m., eastern time, on December 3, 1999, (i) the execution, delivery and performance of this Agreement by Baan have been duly authorized by all requisite corporate action and no further consent or authorization of Baan, its Board of Directors or its shareholders is required, and (ii) this Agreement has been duly executed and delivered by Baan and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against Baan in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

                  (b) As of September 30, 1999, 212,984,867 Common Shares were issued and outstanding.

         5. REPRESENTATIONS AND WARRANTIES OF FLETCHER. Fletcher represents and warrants that, subject only to receipt of the Fletcher Board Consent specified in Section 6 of this Agreement on or before 2:00 p.m., eastern time, on December 3, 1999, (i) the execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its shareholders is required and (ii) this Agreement has been duly executed and delivered by Fletcher and, when this Agreement is duly authorized, executed and delivered by Baan, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general
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applicability relating to or affecting creditors' rights generally and to general principles of equity.

         6. EFFECTIVENESS OF THIS AGREEMENT. It shall be a condition precedent to the effectiveness of this Agreement that, on or before 2:00 p.m., eastern time, on December 3, 1999:

                  (a) The Board of Directors of Baan shall have duly authorized the execution, delivery and performance of this Agreement by Baan and ratified and confirmed the due authorization of all actions previously taken by any officer of Baan in connection with this Agreement (such Board approval, the "Baan Board Consent") and an executive officer of Baan shall have delivered to Fletcher a certificate certifying that the Baan Board Consent has been obtained; and

                  (b) The Board of Directors of Fletcher shall have duly authorized the execution, delivery and performance of this Agreement by Fletcher and ratified and confirmed the due authorization of all actions previously taken by any officer of Fletcher in connection with this Agreement (such Board approval, the "Fletcher Board Consent") and an executive officer of Fletcher shall have delivered to Baan a certificate certifying that the Fletcher Board Consent has been obtained.

If the conditions specified in the preceding clauses (a) and (b) have not been satisfied by 2:00 p.m., eastern time, on December 3, 1999, this Agreement shall be null and void and of no further force or effect without any further action on the part of any party to this Agreement.

         7. REFERENCE AND EFFECT ON THE SHARE RIGHTS AGREEMENT. Except as specifically consented to hereby, the Share Rights Agreement shall continue in full force and effect without change by reason hereof.

         8. HEADINGS AND COUNTERPARTS. The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.
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         9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

                  [Remainder of Page Left Blank Intentionally]
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         IN WITNESS WHEREOF, Baan and Fletcher have duly caused this Agreement to be executed and delivered as of the date set forth above.





                              BAAN COMPANY N.V.



                              By:________________________
                              Name:
                              Title:


                                                                  FLETCHER
                              INTERNATIONAL LIMITED, by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT,INC.



                              By:________________________
                              Name:
                              Title:

Acknowledged and Agreed:

LEHMAN BROTHERS FINANCE S.A.


By:___________________________
     Name:
     Title:
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                                                                         ANNEX H






                [FORM OF OPINION OF STIBBE SIMONT MONAHAN DUHOT]


                                     [date]


                          Fletcher International Ltd.
                          C/o Midland Bank Trust Corporation (Cayman)
                          P.O. Box 1109
                          Mary Street
                          Grand Cayman, Cayman Islands, BWI

Ladies and Gentlemen,

SHARE RIGHTS AGREEMENT BETWEEN BAAN COMPANY N.V. AND FLETCHER INTERNATIONAL LIMITED OF 31 DECEMBER 1998, AS AMENDED

1. As legal counsel in the Netherlands to Baan Company N.V. (the "Company"), a company incorporated under the law of the Netherlands, with its corporate seat in Barneveld, the Netherlands, we have been asked to render an opinion as to matters of Netherlands law in connection with the Share Rights Agreement dated 31 December 1998 between the Company and Fletcher International Limited ("Fletcher"), as amended (the "Agreement"), and the granting by the Company to Fletcher of rights to acquire such number of common shares, each with a nominal value of NLG 0.06, in the capital of the Company (the "Shares") for an exercise price and on such other terms as provided for in the Agreement (the "Options").

         All words and expressions defined in the Agreement shall have the same meaning herein as is ascribed to them in the Agreement, unless otherwise expressly provided.


2. Reference is made to our opinion letter of today to you, of which a copy is attached hereto, notably to our opinion mentioned in paragraph 5(4) thereof, where for the purpose of this opinion "Baan Rights" should read "Option".

3. The filing of an application for listing of the Shares on the Official Market of the AEX-Stock Exchange ("AEX-Effectenbeurs N.V.") is to be done by the Company's Dutch bank and will, absent any highly exceptional circumstances
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         (that to the best of our knowledge are indeed absent in the present case), will be honoured by the AEX-Effectenbeurs N.V. in not more than a few number of days as a matter of routine.


Very truly yours,




J.J.J. van Lanschot